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                                                                      EXHIBIT 10

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement No. 33-32704 on Form N-4 of our report dated February 26, 2001, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in the Statement of Additional Information of Pacific Select Variable Annuity, which is part of such Registration Statement; and to the incorporation by reference of our report dated February 6, 2001, related to the statement of assets and liabilities of Pacific Select Variable Annuity Separate Account of Pacific Life Insurance Company as of December 31, 2000, and the related statement of operations for the year then ended and statements of changes in net assets for each of the two years in the period then ended appearing in the Annual Report of Pacific Select Variable Annuity Separate Account of Pacific Life Insurance Company for the year ended December 31, 2000.

We also consent to the reference to us under the heading "Independent Auditors" appearing in such Statement of Additional Information and under the heading "Financial Highlights" appearing in the Prospectus.



DELOITTE & TOUCHE LLP

Costa Mesa, California
April 26, 2001